Exhibit 99.1

CONTACTS:

Investors:
NMHC	FD
Stuart Diamond, CFO, 516-605-6640	Evan Smith, 212-850-5606
sdiamond@nmhc.com	evan.smith@fd.com

Media:
FD
Jonathan Birt, 212-850-5634
jonathan.birt@fd.com

NMHC Announces Management and Operational Changes

Thomas W. Erickson, Chairman, Named as Interim CEO

Company Announces Other Senior Management Changes

NMHC to Begin Process of Productivity and Operational Improvements

PORT WASHINGTON, N.Y.—May 21, 2007—National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national, independent pharmacy benefit manager (PBM), today announced that it is taking steps to execute a series of management and operational changes intended to enhance client service and improve shareholder value. The steps are an outgrowth of recommendations made by NMHC’s Chairman, Thomas W. Erickson, based upon his work with the Company since February 2007. Mr. Erickson will assume the roles of President and CEO on an interim basis replacing James Smith, effective immediately. The Board will conduct a search for Mr. Smith’s successor.

NMHC also announced that Marty Magill, 47, currently NMHC’s Senior Vice President, Sales, will become Chief Marketing Officer (CMO). George McGinn, 51, has been appointed General Counsel. Mr. McGinn joins from Surgis, Inc., a private company managing ambulatory surgery centers, where he was EVP and General Counsel until last year when the company was acquired by United Surgical Partners Inc. Patrick Moroney, 53, will take over as interim Chief Information Officer (CIO). Mr. Moroney was SVP/CIO at Health Care Service Corporation (HCSC), the fourth-largest managed care insurance company in the U.S., until 2006. Tery Baskin, Jonathan Friedman and Bill Masters have all left their respective positions as CMO, Chief Legal Officer and CIO as part of the changes announced today.

The Company expects that it will incur a charge of approximately $1.8 million in connection with these management changes.

“Tom has provided significant strategic insight since he joined NMHC as Chairman earlier this year and we are pleased to begin implementing his recommendations now,” said G. Harry Durity, NMHC’s Chair of the Executive Committee of the Board of Directors. “At the same time, on behalf of the Board, I would like to thank Jim for his dedicated service to NMHC, and wish him success in his future endeavors.”

Tom Erickson commented, “I have served as Chairman, CEO or Interim CEO of six businesses in the healthcare sector over the last 13 years. I believe the PBM industry is poised for continued growth and that NMHC’s assets and capabilities position us well for success in that market. I also believe there are significant opportunities to improve our all around performance so that more of our gross profit drops to the bottom line. Today’s actions commence what we hope will be an on-going process of cost and service improvements for our customers and shareholders.”

Mr. Erickson is currently Chairman of Pathways, Inc., a private operator of 29 long-term care facilities with more than $155 million in revenue and more than 2,900 employees. Previously, he served as interim President and CEO of LifeCare Hospitals, Inc., a chain of 21 long-term acute care hospitals in nine states with approximately $345 million in revenue and 2,800 employees; interim President and CEO of Luminex, which develops, manufactures and markets innovative biological testing technologies; and interim President and CEO of Omega Healthcare Investors, Inc., a real estate investment trust with over $1 billion of assets consisting primarily of 268 skilled nursing and assisted living facilities in 29 states. Mr. Erickson was also co-founder, President and CEO of CareSelect Group, Inc., a physician practice and network management company with 59 sites and more than 600 employees.

Prior to joining Surgis in 2002, Mr. McGinn was a Partner at Bass, Berry & Sims, PLC, a Nashville-based law firm specializing in corporate finance transactions and regulatory matters in the healthcare industry. Previously, he was Executive Vice President and General Counsel at Physician Reliance Network, Inc., a publicly-traded company that developed and managed cancer centers, imaging centers and physician networks. It was acquired in 1999 and is now known as U.S. Oncology.

Mr. Moroney is currently President and Partner of The Barnier Group, LLC, an IT Consulting, Services and staffing firm. Prior to starting at HCSC in 2002, he served as SVP/CIO at The ServiceMaster Company, which provides service to 10.5 million residential and commercial customers in the U.S. with brands including, TruGreen ChemLawn, Terminix, and Merry Maids.

About NMHC

National Medical Health Card Systems, Inc. (NMHC) operates NMHC Rx (pharmacy benefits manager or PBM), NMHC Mail (home delivery pharmacy), Ascend (specialty pharmacy solutions), and Integrail (health information solutions), providing services to corporations, unions, health maintenance organizations, third-party administrators, and local governments. Through its clinical programs, value-added offerings, and advanced information systems, NMHC provides quality, cost effective management of pharmacy benefit programs. For more information, call 1.800.251.3883 or visit www.nmhc.com.

Forward-Looking Statements

This press release and any attachment thereto contains forward-looking information about National Medical Health Card Systems, Inc.’s financial results and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, pricing, competition in the bidding and proposal process, our ability to consummate contract negotiations with prospective clients, dependence on key members of management, government regulation, acquisitions and affiliations, the market for PBM services, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission. NMHC assumes no obligation to update any forward-looking statements contained in this document or the attachments to reflect new information or future events or developments after the date any such statement is made.